Exhibit 10.1
Execution Version

TRANSITION SERVICES AND SEPARATION AGREEMENT
This TRANSITION SERVICES AND SEPARATION AGREEMENT (this “Agreement”) is dated as of June 30, 2023 by and between Tutor Perini Corporation (the “Company”) and Wendy A. Hallgren (“Executive”). Executive and the Company are each referred to herein as a “Party” and collectively as the “Parties.”
WHEREAS, Executive and the Company have agreed that Executive’s employment with the Company terminated effective as of June 30, 2023 (the “Termination Date”); and
WHEREAS, Executive and the Company wish to set forth the terms and conditions of Executive’s transition of duties and post-employment relationship with the Company and the related rights and obligations of the Parties, each as described in this Agreement.
NOW, THEREFORE, in consideration of the promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
1.    Resignation; Transition; Termination of Employment.
(a)    Resignation. Effective as of the Termination Date, Executive hereby resigns her positions as Executive Vice President and General Counsel of the Company as well as all other positions that Executive may hold as an officer or director of any of the Company’s subsidiaries.
(b)    Separation Benefits. Provided that Executive (i) executes and does not revoke Executive’s acceptance of this Agreement and (ii) remains in compliance with the terms and conditions set forth in this Agreement, Executive shall be eligible to receive the following payments and benefits, less any applicable taxes and withholdings:
(i)    Pro-Rata 2023 Bonus. An aggregate amount equal to $337,500, representing 50% of Executive’s 2023 target annual bonus, which shall be payable in a lump sum to Executive when 2023 annual bonuses are paid to other Company executives, and in all events by March 15, 2024.
(ii)    Equity Awards. Notwithstanding the terms of the applicable plan documents and award agreements (collectively, the “Award Agreements”), (1) all outstanding Company equity awards held by Executive as of immediately prior to the Termination Date shall immediately vest in full as of the Termination Date (with any performance-based equity awards vesting at target performance), and (2) all outstanding stock options held by Executive shall remain exercisable through the end of the original term of such stock option.
(iii)    Other Benefits. An aggregate amount equal to $1,447,000, payable within 60 days following the Termination Date (provided the Release Revocation Period has expired), which amount includes, among other things, (i) payment for Executive’s accrued, unused paid time-off benefits, and (ii) an amount representing 24 months of premiums for Executive’s and, where applicable her eligible dependents’ continued medical, dental and vision coverage.
(c)    Transition Period; Services; Consulting Fee. From the Termination Date through December 31, 2023 (the “Transition Period”), Executive shall serve as a consultant to the Company and shall be reasonably available to provide advice and transition assistance to the Company as is reasonably requested from time to time (the “Transition Services”) by the Company’s board of directors (the “Board”) or its designee (the “Designee,” who as of the date of this Agreement is Gary G. Smalley). Unless mutually agreed between Executive and the

Board or the Designee, Executive shall not be required to devote more time to providing Transition Services than (i) five hours per week for the first month, (ii) four hours per week for the second month, and (iii) 10 hours per month thereafter. Executive may provide the Transition Services remotely or at such location as shall be mutually agreed by Executive and the Board or the Designee. Executive shall perform the Transition Services in good faith and to the best of Executive’s abilities in a diligent, trustworthy, professional and efficient manner.
(i)    Transition Services. The Company acknowledges that Executive expects to obtain other employment, and in requesting Transition Services the Company shall reasonably accommodate the requirements of any such other employment of Executive. Although Executive owes continuing ethical obligations to the Company after the Termination Date given her role as former legal counsel for the Company, the Parties acknowledge and agree that the Transition Services are not intended to create an attorney-client relationship between the Company and Executive after the Termination Date.
(ii)    Consulting Fees. From the Termination Date until the end of the Transition Period, as compensation for the Transition Services, Executive will receive a monthly consulting fee of $75,000, payable monthly in arrears on the last day of each calendar month in accordance with the Company’s normal vendor payment practices (the “Consulting Fees”). In addition, the Company agrees to reimburse Executive for any reasonable out-of-pocket expenses which Executive incurs as a result of any specific request of the Company in connection with the provision of the Transition Services.
(d)    Severance Agreement. Other than the compensation set forth in this Agreement, Executive acknowledges and agrees that Executive is not eligible to receive any severance pay or benefits from the Company or any other Company Party (as defined below), including under the terms of that certain Separation Benefits Agreement between Executive and the Company dated September 17, 2019 (the “Severance Agreement”). The Severance Agreement shall be of no further force and effect following the Termination Date, except with regard to (i) the definitions incorporated herein by reference, and (ii) the indemnification provisions of Section 4 of the Severance Agreement.
(e)    Independent Contractor. During the Transition Period, Executive’s relationship with the Company shall be that of an independent contractor. As an independent contractor, Executive shall not participate as an active employee in any employee benefit plan of the Company or an affiliate (other than with respect to the Award Agreements as specified herein). Executive agrees that Executive will be fully and solely responsible for any income or other tax liability imposed on Executive in Executive’s capacity as an independent contractor. It is not the intention of the Parties to create, by virtue of this Agreement, any employment relationship, trust, partnership or joint venture between Executive and the Company or any of its affiliates, to make them legal representatives or agents of each other or to create any fiduciary relationship or additional contractual relationship among them except as specifically provided in this Agreement.
(f)    Termination of Transition Period. Notwithstanding anything herein to the contrary, the Transition Period may be terminated (i) by the Company due to Executive’s material breach of this Agreement, which remains uncured for ten business days following delivery of written notice from the Company to Executive of such breach, or by the Company for Cause, (ii) by the Company as a result of Executive’s death or Disability or (iii) by Executive upon delivery of no less than 30 days’ prior written notice thereof. In the event of such earlier termination of the Transition Period pursuant to clauses (i) or (iii), Executive shall receive no further payments hereunder. In the event of such earlier termination of the Transition Period pursuant to clause (ii), Executive (or her estate or personal representative) shall be entitled to receive any unpaid amounts pursuant to Sections 1(b)(i), (ii) or (iii) as well as any unpaid Consulting Fees that would have otherwise accrued through the remainder of the Consulting Period. For purposes of this Agreement, the terms “Cause” and “Disability” shall have the meanings assigned to such terms in the Severance Agreement.
2.    General Release of Claims.
(a)    For good and valuable consideration, including the consideration set forth in Sections 1(b) and 1(c) hereof, Executive knowingly and voluntarily (for and on behalf of Executive, Executive’s family, and Executive’s heirs, executors, administrators and assigns) hereby releases and forever discharges the Company and its affiliates, predecessors, successors and subsidiaries, and the foregoing entities’ respective equity-holders, officers, directors, managers, members, partners, employees, agents, representatives, and other affiliated persons, and the Company’s and its affiliates’ benefit plans (and the fiduciaries and trustees of such plans) (collectively, the “Company Parties”), from liability for, and Executive hereby waives, any and all claims, damages, or causes of action of any kind related to Executive’s employment with any Company Party and any other acts or omissions related to any matter occurring on or prior to the date that Executive executes this Agreement, including (i) any alleged breach of contract, breach of the implied covenant of good faith and fair dealing, infliction of emotional harm, wrongful discharge, harassment, discrimination, retaliation, violation of public policy, defamation, impairment of economic opportunity, or alleged violation through such time of: (A) any federal, state or local anti-discrimination or anti-retaliation law, regulation or ordinance, including the Age Discrimination in Employment Act of 1967 (including as amended by the Older Workers Benefit Protection Act) (“ADEA”), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code and the Americans with Disabilities Act of 1990; (B) the Employee Retirement Income Security Act of 1974 (“ERISA”); (C) the Immigration Reform Control Act; (D) the National Labor Relations Act; (E) the Occupational Safety and Health Act; (F) the Family and Medical Leave Act of 1993; (G) the California Fair Employment and Housing Act; the California Family Rights Act; the California Labor Code; the California Business & Professions Code Section 17200; the California Constitution; the California Family Rights Act; the California Workers’ Compensation Act; the California Equal Pay Law; the California WARN Act; the California False Claims Act, and the California Corporate Criminal Liability Act; (H) any federal, state or local wage and hour law; (I) any other local, state or federal law, regulation or ordinance; or (J) any public policy, contract, tort, or common law claim; (ii) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in or with respect to a Released Claim (as defined below); and (iii) any claim for compensation or benefits of any kind not expressly set forth in this Agreement (collectively, the “Released Claims”). This Agreement is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious. Rather, Executive is simply agreeing that, in exchange for the consideration received by Executive pursuant to this Agreement, any and all potential claims of this nature that Executive may have against the Company Parties, regardless of whether they actually exist, are expressly settled, compromised and waived. THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.
(b)    In no event shall the Released Claims include (i) any claim that arises after the date that Executive signs this Agreement; (ii) any claim to vested benefits under an employee benefit plan that is subject to ERISA; (iii) any claim for breach of, or otherwise arising out of, this Agreement; or (iv) any claim for indemnification, advancement of expenses or D&O liability insurance coverage under any indemnification agreement with the Company, including, but not limited to, those contained in the Severance Agreement or the Company’s governing documents or the Company’s D&O insurance policies. Further notwithstanding this release of liability, nothing in this Agreement prevents Executive from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), the California Civil Rights Department (“CRD”), or other comparable state or local agency or participating in (or cooperating with) any investigation or proceeding conducted by the EEOC, NLRB, CRD or other comparable state or local agency or cooperating in any such investigation or proceeding; however, Executive understands and agrees that Executive is waiving any and all rights to recover any monetary or personal relief from a Company Party as a result of such EEOC, NLRB, CRD or other comparable state or local agency or proceeding or subsequent legal actions. Further, nothing in this Agreement prohibits or restricts Executive from filing a charge or complaint with, or cooperating in any investigation with, the Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other governmental agency, entity or authority (each, a “Government Agency”). This Agreement does not limit Executive’s right to receive an award for information provided to a Government Agency.
(c)    By signing below, Executive expressly waives any rights or benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
3.    Representations and Warranties Regarding Claims; Covenant Not to Sue.
(a)    Executive represents and warrants that, as of the time at which Executive signs this Agreement, Executive has not filed or joined any claims, complaints, charges, or lawsuits against any of the Company Parties with any governmental agency or with any state or federal court or arbitrator for, or with respect to, a matter, claim, or incident that occurred or arose out of one or more occurrences that took place on or prior to the time at which Executive signs this Agreement. Executive further represents and warrants that Executive has not made any assignment, sale, delivery, transfer or conveyance of any rights Executive has asserted or may have against any of the Company Parties with respect to any Released Claim.
(b)    In addition to waiving and releasing the Released Claims, Executive agrees never to sue any Company Party in any forum for any reason arising out of Executive’s employment with the Company, including but not limited to the Released Claims; provided, however, that Executive may bring a claim against the Company to enforce this Agreement or to challenge the validity of this Agreement under the Age Discrimination in Employment Act and/or the Older Workers Benefit Protection Act. Executive agrees and acknowledges that if she breaks this promise not to sue, then Executive will pay for all costs, including reasonable attorneys’ fees, incurred by the Company or any Company Party in defending any matter or proceeding covered by the promise not to sue.
4.    Restrictive Covenants. The Company and Executive acknowledge and agree that during Executive’s employment with the Company and the Transition Period, Executive had and will have access to and may assist in developing Confidential Information (as defined below) and occupied and will occupy a position of trust and confidence with respect to the Company’s affairs and business and the affairs and business of its affiliates. Executive agrees that the following obligations are necessary to preserve the confidential and proprietary nature of Confidential Information and to protect the Company against harmful competition and other actions by Executive that would result in serious adverse consequences for the Company and any of its affiliates:
(a)    Confidential Information. “Confidential Information” means information constituting trade secrets or proprietary information belonging to or regarding the Company or other confidential financial information, operating budgets, strategic plans or research or estimating methods, personnel data, customer and client contacts, projects or plans, or nonpublic information regarding the Company. Without limiting the foregoing, “Confidential Information” shall include, but shall not be limited to, any of the following information relating to the Company:
(i)    information regarding the Company’s business proposals;
(ii)    manner of the Company’s operations, and methods of selling or pricing any products or services;
(iii)    the identity of persons or entities actually conducting or considering conducting business with the Company, and any information in any form relating to such persons or entities and their relationship or dealings with the Company;
(iv)    any trade secret or confidential information of or concerning any business operation or business relationship;
(v)    computer databases, software programs and information relating to the nature of the hardware or software and how said hardware or software are used in combination or alone;
(vi)    information concerning personnel, confidential financial information, customer or customer prospect information, information concerning subscribers, subscriber and customer lists and data, methods and formulas for estimating costs and setting prices, engineering design standards, testing procedures, research results (such as marketing surveys, programming trials or product trials), cost data (such as billing, equipment and programming cost projection models), compensation information and models, business or marketing plans or strategies, deal or business terms, budgets, vendor names, programming operations, product names, information on proposed acquisitions or dispositions, actual performance compared to budgeted performance, long-range plans, internal financial information (including but not limited to financial and operating results for certain offices, divisions, departments, and key market areas that are not disclosed to the public in such form), results of internal analyses, computer programs and programming information, techniques and designs, and trade secrets;
(vii)    information concerning the Company’s employees, officers, directors and shareholders; and
(viii)    any other trade secret or information of a confidential or proprietary nature. For purposes hereof, “Company” shall include the Company and any entity controlled by, in control of, or under common control with, the Company, any subsidiary, and any joint venture partner of the Company.
(b)    Non-Disclosure. During and after the Transition Period, Executive will not knowingly use, disclose or transfer any Confidential Information other than as authorized by the Company or the Designee or within the scope of Executive’s duties with the Company. Anything herein to the contrary notwithstanding, the provisions of this Section 4 shall not apply (i) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order Executive to disclose or make accessible any information; (ii) to the extent necessary in connection with any other litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement; (iii) as to information that becomes generally known to the public or within the relevant trade or industry other than due to Executive’s violation of this Section 4; or (iv) as to information that is or becomes available to Executive on a non-confidential basis from a source that is entitled to disclose it to Executive. For the avoidance of doubt and in light of Executive’s previous position as attorney for the Company, all information obtained by Executive in her employment concerning legal matters of the Company and its affiliates shall retain its confidential and/or privileged status, and Executive shall continue to treat all such information as privileged and/or confidential in accordance with applicable rules.
(c)    Materials. Executive will not remove any Confidential Information or any other property of the Company or any of its affiliates from the Company’s premises or make copies of such materials except for normal and customary use in the Company’s business. Executive will return to the Company all Confidential Information and copies thereof and all other property of the Company or any of its affiliates at any time upon the request of the Company and in any event promptly after termination or expiration of the Transition Period. Executive agrees to identify and return to the Company any copies of any Confidential Information within Executive’s control after Executive ceases to provide services to the Company. Anything to the contrary notwithstanding, nothing in this Section 4 shall prevent Executive from retaining a home computer, papers and other materials of a personal nature, including diaries, calendars and information relating to her compensation or relating to reimbursement of expenses, and information that she reasonably believes may be needed for tax purposes.
(d)    Non-Disparagement. Executive agrees not to make negative comments about or otherwise disparage the Company or its then-current or former officers, directors, employees, agents, projects or services. The Company shall instruct its executive officers and the members of the Board not to make negative comments about or otherwise disparage Executive. The foregoing shall not be violated by truthful statements in response to legal process, Company governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings). In addition, nothing in this Agreement prevents Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful.
(e)    Defend Trade Secrets Act. Pursuant to The Defend Trade Secrets Act, Executive may not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; and/or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, Executive, if suing the Company for retaliation based on the reporting of a suspected violation of law, may disclose a trade secret to her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and Executive does not disclose the trade secret except pursuant to court order.
(f)    Enforcement. Executive acknowledges that in the event of any breach of this Section 4, the business interests of the Company and its affiliates will be irreparably injured, the full extent of the damages to the Company and its affiliates will be impossible to ascertain, monetary damages will not be an adequate remedy for the Company and its affiliates, and the Company will be entitled to enforce this Agreement by a temporary, preliminary and/or permanent injunction or other equitable relief, without the necessity of posting bond or security, which Executive expressly waives. Executive further agrees that any breach of this Agreement by the Company shall not release Executive from compliance with her obligations under this Section 4, so long as the Company fully complies with its obligations under Section 1.
(g)    Non-Exclusive. Executive acknowledges that this Section 4 is intended to supplement, and not supersede, any confidentiality, proprietary information, or similar restrictive covenants agreements that may be in place between the Company and Executive.
5.    Cooperation. Executive agrees to reasonably cooperate with the Company in any internal investigation, any administrative, regulatory, or judicial proceeding or any dispute with a third party. Executive understands and agrees that Executive’s cooperation may include, but not be limited to, making Executive available to the Company upon reasonable notice for interviews and factual investigations; appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company pertinent information received by Executive in Executive’s capacity as an Executive; and turning over to the Company all relevant documents which are or may come into Executive’s possession in Executive’s capacity an Executive or otherwise, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments. The Company shall pay all reasonable expenses incurred by Executive in providing such cooperation.
6.    Executive’s Acknowledgements. Executive acknowledges and agrees that the release given above includes a waiver and release of any and all claims which Executive has or may have against the Company Parties, individually and collectively, including, without limitation, any and all claims under the ADEA. The waiver and release set forth above does not waive rights or claims that may arise under the ADEA after the date on which Executive signs this Agreement. By executing and delivering this Agreement, Executive expressly acknowledges that:
(a)    Executive has been given at least 21 days to review and consider this Agreement. If Executive signs this Agreement before the expiration of 21 days after Executive’s receipt of this Agreement, Executive has knowingly and voluntarily waived any longer consideration period than the one provided to Executive. No changes (whether material or immaterial) to this Agreement shall restart the running of this 21-day period;
(b)    Executive is not induced by the Company through fraud, misrepresentation or a threat to withdraw or alter the offer prior to the expiration of 21 days after Executive’s receipt of this Agreement or by providing different terms to those who sign such an agreement before the expiration of such time period;
(c)    Executive is receiving, pursuant to this Agreement, consideration in addition to anything of value to which Executive is already entitled;
(d)    Executive has been advised, and hereby is advised in writing, to discuss this Agreement with an attorney of Executive’s choice and that Executive has had an adequate opportunity to do so prior to executing this Agreement;
(e)    Executive fully understands the final and binding effect of this Agreement; the only promises made to Executive to sign this Agreement are those stated herein; and Executive is signing this Agreement knowingly, voluntarily and of Executive’s own free will, and that Executive understands and agrees to each of the terms of this Agreement;
(f)    The only matters relied upon by Executive in causing Executive to sign this Agreement are the provisions set forth in writing within the four corners of this Agreement; and

(g)    No Company Party has provided any tax or legal advice regarding this Agreement, and Executive has had an adequate opportunity to receive sufficient tax and legal advice from advisors of Executive’s own choosing such that Executive enters into this Agreement with full understanding of the tax and legal implications thereof.
7.    Revocation Right. Notwithstanding the initial effectiveness of this Agreement upon execution by the Parties, Executive may revoke the delivery (and therefore the effectiveness) of this Agreement within the seven-day period beginning on the date that she signs this Agreement (such seven-day period being referred to herein as the “Release Revocation Period”). To be effective, such revocation must be in writing signed by Executive and must be delivered personally or by courier to the Company so that it is received by Gary G. Smalley, no later than 11:59 pm CT on the last day of the Release Revocation Period. If an effective revocation is delivered in the foregoing manner and timeframe, the release of claims set forth in Section 2 will be of no force or effect and Executive will not receive the benefits set forth in Sections 1(b) and 1(c) hereof.
8.    Governing Law; Arbitration. This Agreement shall be governed by the laws of the State of California without reference to its principles of conflict of law. Any dispute or claim arising out of or in connection with this Agreement or relating in any way to Executive’s employment or Transition Services, including any dispute regarding the enforceability, interpretation, construction or breach of this Agreement, will be resolved exclusively by binding arbitration in accordance with the then-applicable JAMS rules, policies, and/or procedures for employment-related disputes provided, however, that any claims, which by law may not be submitted to arbitration are not covered by this arbitration provision. This means that both Executive and the Company give up the right to have any dispute decided in court by a jury; instead, a neutral arbitrator whose decision is final and binding will resolve it, subject to judicial review as provided by law. Furthermore, any such dispute or claim shall be brought in an individual capacity, and not as a plaintiff or class member in any purported or actual class or collective action proceeding except where applicable law prohibits a class or collective action waiver. A copy of the JAMS Employment Arbitration Rules and Procedures can be found online at www.jamsadr.com/rules-employment-arbitration/. There will be one arbitrator appointed in accordance with said rules and a written arbitration decision will reveal the essential findings and conclusions on which the award is based. The arbitrator will conduct any arbitration consistent with the rules. For any claims arising out of Executive’s employment or the Transition Services, the Company will pay for all arbitration fees that Executive would not otherwise incur in a court of law and that are unique for arbitration. The arbitrator will have the authority to determine the arbitrability of a dispute between the parties. The arbitrator will not have authority to award attorneys’ fees unless a statute or contract at issue in the dispute authorizes the award of attorneys’ fees to the prevailing party, in which case the arbitrator will have the authority to make an award of attorneys’ fees as required or permitted by applicable law. If there is a dispute as to who is the prevailing party in the arbitration, the arbitrator will decide this issue. This Agreement is intended to supplement, and not supersede, any remedies or claims that may be available under applicable common and/or statutory law, including, without limitation, any common law and/or statutory claims relating to the misappropriation of trade secrets and/or unfair business practices. For the avoidance of doubt, the arbitration provisions contained herein supersede all prior and contemporaneous agreements and understandings, oral or written, between Executive and any Company Party with regard to such subject matter.
9.    Counterparts. This Agreement may be executed in several counterparts, including by .PDF or .GIF attachment to email or by facsimile, each of which is deemed to be an original, and all of which taken together constitute one and the same agreement.

10.    Amendment; Entire Agreement. This Agreement may not be changed orally but only by an agreement in writing agreed to and signed by the Company and Executive. This Agreement and the Award Agreements constitute the entire agreement of the Parties with regard to the subject matter hereof and, unless otherwise expressly stated herein, supersede all prior and contemporaneous agreements and understandings, oral or written, between Executive and any Company Party with regard to the subject matter hereof.
11.    Third-Party Beneficiaries. Executive expressly acknowledges and agrees that each Company Party that is not a party to this Agreement shall be a third-party beneficiary of Section 2 hereof and entitled to enforce such provisions as if it were a party hereto.
12.    Further Assurances. Executive shall, and shall cause Executive’s affiliates, representatives and agents to, from time to time at the request of the Company and without any additional consideration, furnish the Company with such further information or assurances, execute and deliver such additional documents, instruments and conveyances, and take such other actions and do such other things, as may be reasonably necessary or desirable, as determined in the sole discretion of the Company, to carry out the provisions of this Agreement.
13.    Severability; Waiver. Any term or provision of this Agreement (or part thereof) that renders such term or provision (or part thereof) or any other term or provision (or part thereof) hereof invalid or unenforceable in any respect shall be severable and shall be modified or severed to the extent necessary to avoid rendering such term or provision (or part thereof) invalid or unenforceable, and such modification or severance shall be accomplished in the manner that most nearly preserves the benefit of the Parties’ bargain hereunder. For an abundance of clarity, Executive and the Company intend for this Section 13 to apply to Section 8 hereof. Any Party’s waiver of another Party’s compliance with any provision of this Agreement is not a waiver of any other provision of this Agreement or of any subsequent breach by such Party of a provision of this Agreement. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.
14.    Interpretation. The Section headings have been inserted for purposes of convenience and shall not be used for interpretive purposes. The words “hereof,” “herein” and “hereunder” and other compounds of the word “here” shall refer to the entire Agreement and not to any particular provision hereof. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” Unless the context requires otherwise, all references herein to a law, agreement, instrument or other document shall be deemed to refer to such law, agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against any Party, whether under any rule of construction or otherwise. This Agreement has been reviewed by each of the Parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the Parties.
15.    No Assignment. No right to receive payments and benefits under this Agreement shall be subject to set off, offset, anticipation, commutation, alienation, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law.

16.    Withholdings; Deductions. The Company may withhold and deduct from any payments or benefits made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling and (b) any other deductions consented to in writing by Executive.
17.    Notice. All notices, demands, requests, or other communications which may be or are required to be given or made by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by first-class registered or certified mail, return receipt requested, postage prepaid, delivered by overnight air courier, or transmitted by e-mail addressed as follows:
If to the Company:
Tutor Perini Corporation
15901 Olden Street
Sylmar, California 91342
Attention: Gary G. Smalley, Executive Vice President and Chief Financial Officer
Email: gary.smalley@tutorperini.com

If to Executive:
Wendy Hallgren
c/o Dennis P. Duffy
Kane Russell Coleman Logan
901 Main Street, Suite 5200
Dallas, TX 75202
Email: dduffy@krcl.com
Each Party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, confirmation of e-mail transmission or the affidavit of messenger being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.
18.    Section 409A. This Agreement and the benefits provided hereunder are intended be exempt from, or compliant with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury regulations and other guidance issued thereunder (collectively, “Section 409A”) and shall be construed and administered in accordance with such intent. Each installment payment under this Agreement shall be deemed and treated as a separate payment for purposes of Section 409A. Notwithstanding the foregoing, the Company makes no representations that the benefits provided under this Agreement are exempt from the requirements of Section 409A and in no event shall the Company or any other Company Party be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

Execution Version

IN WITNESS WHEREOF, the Parties have executed this Agreement, dated as of June 30, 2023, effective for all purposes as provided above.

EXECUTIVE

/s/ Wendy A. Hallgren
Wendy A. Hallgren

TUTOR PERINI CORPORATION

By: /s/ Gary G. Smalley
Name: Gary G. Smalley
Title: EVP & CFO

Signature Page to
Transition Services and Separation Agreement